EXHIBIT INDEX
                          -------------


Exhibit No.                   Title                       Page
-----------                   -----                       ----

  11.          Statement regarding Computations of        E-2 &
                 Per Share Earnings.                      E-3

  12.          Statement regarding Computations of
                 Ratios of Earnings to Fixed Charges.     E-4

  27.          Financial Data Schedule.                   E-5